UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 26, 2011

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 26, 2011, the Board of Directors (the “Board”) of Denny’s Corporation (the “Company”) increased the size of the Board from eight to ten members and appointed newly hired President and Chief Executive Officer, John C. Miller, and Executive Vice President, Chief Administrative Officer and Chief Financial Officer, F. Mark Wolfinger, to serve as directors of the Company. Mr. Miller’s appointment will be effective on February 1, 2011, the effective date of his employment. Mr. Wolfinger's appointment was effective on January 26, 2011. Pursuant to an understanding between Mr. Miller and the Company in his offer letter, Mr. Miller, in connection with his appointment as President and Chief Executive Officer, was appointed to the Board effective on the date of his employment. Additionally, for so long as he continues to serve as President and Chief Executive Officer, he will be nominated annually to serve as a director, subject to the approval of stockholders at the annual meeting of stockholders. There are no other arrangements between Messrs. Miller or Wolfinger and any other person pursuant to which Messrs. Miller or Wolfinger was selected as a director, nor are there any transactions to which the Company or any subsidiary thereof is a party and in which Messrs. Miller or Wolfinger has a material interest subject to disclosure under Item 404(a) of Regulation S-K. Mr. Miller and Mr. Wolfinger, as employees of the Company, are not independent, as defined under the rules used by the NASDAQ Stock Market, and will not serve on any board committees, nor will they receive the compensation paid to non-employee directors.

A copy of the press release relating to the appointment of John C. Miller and F. Mark Wolfinger to the Board is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 – Press release issued by Denny’s Corporation on January 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: January 31, 2011	/s/ Jay C. Gilmore
Jay C. Gilmore
Vice President,
Chief Accounting Officer and
Corporate Controller